OPINION OF COUNSEL

Re: Rule  24f-2 Notice for The  Travelers  Money Market
Account for Variable Annuities; File No. 2-76358

	With regard to the Rule 24f-2 Notice filed by TheTravelers Money Market Account for Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company  is
	duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The  Travelers Money Market Account for  Variable
	Annuities   is   a   duly authorized and validly
	existing  separate account established pursuant to
	Section 38a-433 of the Connecticut General Statutes.

	3.The variable annuity contracts issued are valid, legal and binding obligations of The Travelers
	Insurance Company; the securities are legally issued, fully paid and non-assessable.

	4.Assets of The Travelers Money Market Account for
	Variable Annuities are not chargeable with liabilities arising out of any other business which The Travelers Insurance Company may conduct.

/s/ Kathleen A. McGah
-----------------------------------------
Counsel and Secretary
The Travelers Insurance Company

Dated: February 25, 1998